As filed with the Securities and Exchange Commission on October 21, 2013

Registration No. 333-14915
Registration No. 333-50089

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GILMAN CIOCIA, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	11-2587324 (I.R.S. Employer Identification No.)
11 Raymond Avenue, Poughkeepsie, New York (Address of principal executive offices)	12603 (Zip Code)

John DeLillo Stock Option Plan
Steven Gilbert Stock Option Plan
the Abraham Dorfman Plan

Serafino Maiorano Plan

Dominick Ciocia Plan

Gerald Hoenings Plan

John Brower Plan

Lee Povinelli Plan

Lewis Pasquin Plan

George Dagher Plan

Steven Gilbert Plan

Marc Cohen Plan

Greg Ferone Plan

Dominick Riolo Plan

Walter Shair Plan

Abraham Dorfman Plan

Jeff Altman Plan

Vernon Lemmon Plan

Steve Hand Plan

997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc

(Full title of the plan)

Mark D. Klein
Chief Executive Officer and Executive Co-Chairman
National Holdings Corporation
410 Park Avenue, 14th Floor
New York, New York 10022
(212) 417-8000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

James Kaplan, Esq.

Joseph Walsh, Esq.

Troutman Sanders, LLP
The Chrysler Building
405 Lexington Avenue

New York, New York 10174
(212) 704-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), Gilman Ciocia, Inc. (the “Registrant”) is filing this Post-Effective Amendment to Form S-8 to deregister all remaining securities originally registered by the Registrant pursuant to its Registration Statements on Form S-8 (Commission File Nos. 333-14915 and 333-50089 and referred to herein as the “Registration Statements”) with respect to shares of the Registrant’s common stock (the “Common Stock”) thereby registered for offer, sale or resale pursuant to John DeLillo Stock Option Plan, Steven Gilbert Stock Option Plan, the Abraham Dorfman Plan, Serafino Maiorano Plan, Dominick Ciocia Plan, Gerald Hoenings Plan, John Brower Plan, Lee Povinelli Plan, Lewis Pasquin Plan, George Dagher Plan, Steven Gilbert Plan, Marc Cohen Plan, Greg Ferone Plan, Dominick Riolo Plan, Walter Shair Plan, Abraham Dorfman Plan, Jeff Altman Plan, Vernon Lemmon Plan, Steve Hand Plan, and the 1997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc. (the “Plans”).

On October 15, 2013, National Holdings Corporation, a Delaware corporation (“National”) completed its acquisition (the “Merger”) of the Registrant pursuant to an Agreement and Plan of Merger, dated as of June 20, 2012, by and among National, the Registrant and National Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of National (“Merger Sub”). As a result of the Merger, the separate corporate existence of Merger Sub ceased, the Registrant became a wholly-owned subsidiary of National and the Registrant’s common stock ceased being quoted on the OTC Bulletin Board.

As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the Registration Statements, and no future awards will be made under any of the Plans. The purpose of this Post-Effective Amendment is to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date hereof and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Poughkeepsie, state of New York, on October 21, 2013.

GILMAN CIOCIA, INC.

By:	/s/ Michael P. Ryan
Name: Michael P. Ryan Title: President

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on October 21, 2013.

Signature	Title
/s/ Michael P. Ryan Michael P. Ryan	President and Director (Principal Executive Officer)
/s/ Maureen Abbate Maureen Abbate	Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ James Ciocia James Ciocia	Director
/s/ Frederick Wasserman Frederick Wasserman	Director